Exhibit 11
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 2 to the Registration Statement on Form N-1A of Fidelity Covington Trust: Fidelity Real Estate High Income Fund II of our report dated February 17, 1998, on the financial statements and financial highlights included in the December 31, 1997 Annual Report to Shareholders of Fidelity Real Estate High Income Fund II, which are also incorporated by reference into the Registration Statement.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.
/s/PRICE WATERHOUSE LLP
Price Waterhouse LLP
Boston, Massachusetts
April 27, 1998